Exhibit 23.1

                           Chang G. Park, CPA, Ph. D.
             * 371 E STREET * CHULA VISTA * CALIFORNIA 91910-2615 *
      * TELEPHONE (858) 722-5953 * FAX (858) 761-0341 * FAX (858) 764-5480
                        * E-MAIL changgpark@gmail.com *
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March 20, 2008

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of March 20, 2008 on the audited financial statements of Wollemi Mining Corp. as of December 31, 2007 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang G. Park
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Chang G. Park, CPA



        Member of the California Society of Certified Public Accountants
          Registered With the Public Company Accounting Oversight Board